Exhibit 23.1

CONSENT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholders of

Evergreen International Aviation, Inc.

We hereby consent to the use in this Amendment No. 1 to the Registration Statement on Form S-4 of Evergreen International Aviation, Inc. of our report dated April 25, 2003, except as to Note 14, which is as of May 16, 2003 and Note 15, which is as of October 10, 2003, relating to the consolidated financial statements of Evergreen Holdings, Inc. and Subsidiaries, which appears in such Registration Statement. We also consent to the use of our report dated August 28, 2003 relating to the financial statements of The 1986 Trust, which appears in such Registration Statement. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/    PRICEWATERHOUSECOOPERS LLP

Portland, Oregon

December 15, 2003